                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Glacier Bancorp, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 (No. 33-94648, No. 333-36514, and No. 333-105995) of our report dated
February 4, 2004 relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Glacier Bancorp, Inc. Our report indicates that Glacier Bancorp, Inc. changed its accounting for goodwill and other intangibles effective January 1, 2002.

/s/ KPMG

Billings, Montana
March 12, 2004